                                                                      EXHIBIT 12

                           BROWN-FORMAN CORPORATION
               Computation of Ratios of Earnings to Fixed Charges
                            (Dollars in thousands)

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


                            Nine Months
                               Ended                         Year Ended April 30,
                             January 31,      -------------------------------------------------------
                               1994             1993          1992       1991       1990       1989
                             --------         --------      --------   --------   --------   --------
Earnings before income
 taxes and cumulative
 effect of accounting
 changes                     $208,994         $242,577      $223,692   $219,546   $157,775   $225,831

Add:
  Fixed charges                15,934           22,304        20,111     15,647     21,008     28,968
                             --------         --------      --------   --------   --------   --------
Earnings available for
 fixed charges               $224,928         $264,881      $243,803   $235,193   $178,783   $254,799
                             --------         --------      --------   --------   --------   --------

Fixed Charges:
  Interest incurred          $ 11,293         $ 15,918      $ 13,782   $ 11,075   $ 16,654   $ 24,821

Portion of rent expense
 deemed to represent
 interest factor                4,641            6,386         6,329      4,572      4,354      4,147
                             --------         --------      --------   --------   --------   --------

Fixed Charges                $ 15,934         $ 22,304      $ 20,111   $ 15,647   $ 21,008   $ 28,968
                             --------         --------      --------   --------   --------   --------

Ratio of earnings to
 fixed charged                   14.1             11.9          12.1       15.0        8.5        8.8
                                 ----             ----          ----       ----        ---        ---
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